UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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INTERMET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERMET CORPORATION

5445 Corporate Drive
Suite 200
Troy, Michigan 48098-2683

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 15, 2004

      The Annual Meeting of Shareholders of INTERMET Corporation will be held on Thursday, April 15, 2004, at 9:00 a.m. (EDT) at the INTERMET corporate offices located at 5445 Corporate Drive, Suite 200, Troy, Michigan 48098 for the following purposes:

1.	To elect eleven (11) directors to constitute the Board of Directors to serve until the next annual meeting or until their successors are elected and qualified.

2.	To ratify the appointment of Ernst &Young LLP as the Company’s independent auditors for 2004.

3.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 1, 2004 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

      We have enclosed a proxy statement and a proxy, which are solicited by the Board of Directors. Please sign, date and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

      Also enclosed is INTERMET’s 2003 Annual Report to Shareholders, which contains financial data and other information about INTERMET.

By Order of the Board of Directors,

Mary Jo Karjala
Secretary

March 12, 2004

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING, EVEN IF YOU CAN’T ATTEND PERSONALLY.

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL HOLDERS
NOMINATION AND ELECTION OF DIRECTORS
INFORMATION ABOUT NOMINEES FOR DIRECTOR
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SHAREHOLDER RETURN PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE MATTERS
APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)
SHAREHOLDER PROPOSALS
OTHER MATTERS THAT MAY COME BEFORE THE MEETING
AUDIT COMMITTEE CHARTER
CORPORATE GOVERNANCE COMMITTEE CHARTER

INTERMET CORPORATION

5445 Corporate Drive
Suite 200
Troy, Michigan 48098-2683

PROXY STATEMENT

General

      We are providing these proxy materials in connection with the solicitation of proxies by our Board of Directors to be voted at our 2004 Annual Meeting of Shareholders. You are cordially invited to attend the annual meeting, which will be held on Thursday, April 15, 2004, at 9:00 a.m., local time. The annual meeting will take place at our corporate headquarters, which is located at 5445 Corporate Drive, Suite 200, Troy, Michigan 48098-2683. The approximate mailing date of this proxy statement, notice and the accompanying proxy is March 12, 2004.

Proxy Information

      We will pay the expenses of this solicitation, including the cost of preparing and mailing this proxy statement. We may furnish copies of solicitation materials to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of our common stock, and we will reimburse normal handling charges for the forwarding service. In addition to solicitations by mail, directors and regular employees of INTERMET may solicit proxies in person, or by telephone or facsimile.

      Any proxy given pursuant to this solicitation may be revoked, without compliance with any other formalities, by any shareholder that attends the meeting and gives oral notice of his or her election to vote in person. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of INTERMET a notice of revocation or a duly executed proxy for the same shares bearing a later date.

Record Date and Voting

      If you were a shareholder of record at the close of business on March 1, 2004, you are entitled to one vote, for each share of our common stock you hold, on each matter submitted to a vote of shareholders. As of March 1, 2004, there were 25,664,266 shares of our common stock, par value $0.10 per share, outstanding.

      Holders of a majority of the voting interest of our common stock, present in person or by proxy, will constitute a quorum for the holding of the annual meeting. The inspectors of election we appoint will tabulate the votes cast in person or by proxy at the annual meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

      You may either vote for or withhold your vote for each of the directors identified below. The eleven (11) director nominees receiving the greatest number of votes will be elected to our Board of Directors.

Other Information

      We will furnish to any shareholder of record or beneficial owner of our common stock as of March 1, 2004 who requests a copy, without charge, our annual report on Form 10-K. This annual report on Form 10-K is filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2003 and includes financial statements and schedules. Any request for the annual report on Form 10-K should be in writing and addressed to:

Mary Jo Karjala, Secretary
INTERMET Corporation
5445 Corporate Drive
Suite 200
Troy, Michigan 48098-2683

      If the person requesting the report was not a shareholder of record on March 1, 2004, the request must include a representation that the person was a beneficial owner of common stock on that date. Copies of any exhibits to the annual report on Form 10-K will also be furnished to shareholders on request and upon the payment of our expense in furnishing the exhibits.

VOTING SECURITIES AND PRINCIPAL HOLDERS

      The following table lists each beneficial owner of more than five percent (5%) of our common stock, which is our only class of voting securities, as of January 1, 2004. In addition, the table lists the ownership of our common stock as of that date by (i) each of the directors and nominees, (ii) each of our Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executive Officers”), and (iii) all current directors and executive officers as a group. Ownership is direct with sole voting and sole dispositive power unless otherwise indicated by footnote.

	Amount and Nature
	Of Beneficial
Name of Beneficial Owner	Ownership		Percent of Class

DePrince, Race & Zollo, Inc.	3,418,000	(1)	13.4%
201 S. Orange Ave., Ste. 850 Orlando, FL 32801
FMR Corp.	2,701,310	(2)	10.6%
82 Devonshire St. Boston, MA 02109
Rutabaga Capital Management	2,549,167	(3)	10%
64 Broad St., 3rd Flr. Boston, MA 02109
Dimensional Fund Advisors Inc.	1,779,224	(4)	6.9%
1299 Ocean Ave., 11th Flr. Santa Monica, CA 90401
Barclays Global Investors	1,318,807	(5)	5.2%
45 Fremont St., 5th Flr. San Francisco, CA 94105
John Doddridge	597,276	(6)	2.3%
Gary F. Ruff	129,556	(7)	*
John P. Crecine	20,100	(8)	*
Julia D. Darlow	12,000	(9)	*
Norman F. Ehlers	16,000	(10)	*
John R. Horne	16,000	(10)	*
Thomas H. Jeffs II	16,000	(10)	*
Charles G. McClure	6,000	(11)	*
Richard A. Nawrocki	0		*
Richard J. Peters	17,000	(9)	*
Pamela E. Rodgers	16,000	(10)	*
Robert E. Belts	7,500	(12)	*
Terry C. Graessle	17,250	(13)	*
Alan J. Miller	69,322	(14)	*
All Executive Officers and Directors as a Group (19 persons)	1,039,073	(15)	4.0%

*	Less than one percent

(1)	As reported on Schedule 13G, dated January 28, 2004, filed with the Securities and Exchange Commission on February 4, 2004.

(2)	As reported on Schedule 13G/A, dated February 16, 2004, jointly filed with the Securities and Exchange Commission on February 17, 2004 by FMR Corp. (“FMR”), Edward C. Johnson 3d and Abigail P. Johnson. FMR Corp. (“FMR”) is a parent holding company of Fidelity Management & Research Company, an investment advisor to various investment companies. Mr. Johnson, FMR and the investment companies each have sole dispositive power over the referenced shares. Voting power over the referenced shares resides with the Board of Trustees of the investment companies.

(3)	Includes 1,518,934 shares with sole voting power, 1,030,233 shares with shared voting power, and 2,549,167 shares with sole dispositive power, as reported on Schedule 13G, dated and filed with the Securities and Exchange Commission on February 4, 2004.

(4)	As reported on Schedule 13G/A, dated and filed with the Securities and Exchange Commission on February 6, 2004. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported on Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)	As reported on Schedule 13G, dated February 13, 2004, filed with the Securities and Exchange Commission, Barclays Global Investors, N.A., a bank, has sole voting and sole dispositive power over 1,059,488 of the referenced shares; and 1,104,488 shares beneficially owned by each reporting person. Its subsidiary, Barclays Global Fund Advisors, has sole voting and dispositive power over 214,319 of the referenced shares.

(6)	Includes options for 362,500 shares of common stock exercisable within 60 days of January 1, 2004.

(7)	Includes options for 75,000 shares of common stock exercisable within 60 days of January 1, 2004.

(8)	Includes options for 7,000 shares of common stock exercisable within 60 days of January 1, 2004.

(9)	Includes options for 12,000 shares of common stock exercisable within 60 days of January 1, 2004.

(10)	Includes options for 16,000 shares of common stock exercisable within 60 days of January 1, 2004.

(11)	Includes options for 6,000 shares of common stock exercisable within 60 days of January 1, 2004.

(12)	Includes options for 5,000 shares of common stock exercisable within 60 days of January 1, 2004.

(13)	Includes options for 11,250 shares of common stock exercisable within 60 days of January 1, 2004.

(14)	Includes options for 32,625 shares of common stock exercisable within 60 days of January 1, 2004.

(15)	Includes options for 662,125 shares of common stock exercisable within 60 days of January 1, 2004.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL 1)

      Our by-laws provide that the Board of Directors will consist of eleven (11) directors. The term of office for each director continues until the next annual meeting or until a successor is elected and qualified.

      We will vote your shares as you specify in your proxy. If you do not specify, we will vote your shares for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, we will vote your shares for any other nominee that the Board of Directors may substitute. In no event will the proxy be voted for more than eleven (11) nominees. All nominees have consented to being named in this proxy statement, and we have no reason to believe that any nominee will not serve if elected.

      Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not otherwise affect the outcome of a vote.

INFORMATION ABOUT NOMINEES FOR DIRECTOR

      The nominees for director have furnished the following information as of January 1, 2004. Except as otherwise indicated, each nominee has been or was engaged in his or her present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information about Nominee

John Doddridge (63)	Mr. Doddridge has served as Chairman of the Board from October 27, 1994 to the present, and served as Chief Executive Officer of INTERMET from October 27, 1994 to July 17, 2003. Mr. Doddridge was Vice Chairman and Chief Executive Officer of Magna International, Inc., a supplier of motor vehicle parts, from November 1992 until November 1994, where he also served as a Director. From 1989 to 1992 he served as President of North American Operations of Dana Corporation, a motor vehicle parts manufacturer, and prior to 1989 he served as President of Hayes-Dana Inc., a subsidiary of Dana Corporation. Mr. Doddridge serves as a Director of the Penske Corporation.
John P. Crecine (64)	Director of INTERMET since 1993. Dr. Crecine is Chief Executive Officer of B.P.T., Inc., and Chief Financial Officer of Islandless Network, LLC, and a private investor and consultant. He was President of the Georgia Institute of Technology from 1987 to 1994. Previously he served as a Professor at the University of Michigan and founding Director of the Institute of Public Policy Studies from 1965 to 1975. He became Dean of the College of Humanities and Social Sciences at Carnegie Mellon University in 1975, a position he held until 1982 when he became the University’s Provost and Senior Vice President for Academic Affairs. He held that position until his Georgia Tech appointment. He is also a director of Interland, Inc., IT/IS Telecom, LLC, and Primacy International, LLC.
Julia D. Darlow (62)	Director of INTERMET since 2001. Ms. Darlow is a consulting member and attorney with the Detroit-based law firm of Dickinson Wright PLLC. Ms. Darlow joined Dickinson Wright in 1971, was admitted to the firm’s partnership in 1978, and became a consulting member of the firm on January 1, 2002. Prior to becoming a consulting member of the firm, her law practice focused on domestic and international business transactions, particularly of automotive suppliers, including INTERMET Corporation. Today, her practice focus is charitable institutions. Ms. Darlow also serves on the Board of Trustees for Marygrove College and the Michigan Opera Theatre. She is the past President of the State Bar of Michigan.
Norman F. Ehlers (66)	Director of INTERMET since 1997. Mr. Ehlers served as Vice President-Purchasing and Supply at Ford Motor Company from 1992 until his retirement in 1996. Prior to 1992, he served as Vice President-Supply for Ford of Europe, Executive Director of North American Automotive Operations Production Purchasing and Executive Director of Purchasing and Transportation Services.
John R. Horne (65)	Director of INTERMET since 1997. Mr. Horne retired as Chairman of the Board of Navistar International Corporation in February, 2004. He serves as a Director for the National Association of Manufacturers (NAM), the Manufacturers Alliance (MAPI), and the Corrections Corporation of America. He is a member of the Chicago Council on Foreign Relations, the Conference Board, the Economic Club of Chicago and the Executives’ Club of Chicago.

Name (Age)	Information about Nominee

Thomas H. Jeffs II (65)	Director of INTERMET since 1997. Mr. Jeffs retired as Vice Chairman of First Chicago NBD Corporation and First National Bank of Chicago, and President and Chief Operating Officer of its Michigan subsidiary, NBD Bank effective October 31, 1998. He is a governor of the Stratford Festival of Canada.
Charles G. McClure (50)	Director of INTERMET since 2002. Mr. McClure is Chief Executive Officer and President and member of the Board of Directors of Federal-Mogul Corporation. He is the former President and Chief Executive Officer and member of the Board of Directors of Detroit Diesel Corporation. Mr. McClure was previously with Johnson Controls, holding a variety of positions, most recently as President– the Americas. He serves as a member of the Board of Directors of the Motor and Equipment Manufacturers Association (MEMA), and R. L. Polk & Company.
Richard A. Nawrocki (55)	Director of INTERMET since 2003. Mr. Nawrocki is currently the President, Chief Executive Officer and member of the Board of Directors of CMI– Management Services, Inc., part owner and President of R.W. Ventures, LLC, a venture capital entity, President of R.W. Real Estate, LLC, and President of Plan B Consultants, LLC. Prior positions include President and CEO and Director, and Executive Vice President and Chief Financial Officer of CMI International, Inc. Prior to joining CMI International, Inc. Mr. Nawrocki was a partner with CPA firm Cuilla, Smith and Dale. He became a Certified Public Accountant in Michigan in 1974. Mr. Nawrocki is a mentor with the Northville, Michigan Youth Association.
Richard J. Peters (56)	Director of INTERMET since 2001. Mr. Peters is Managing Director of Transportation Resource Partners, a private equity Investment firm formed by Penske Corporation. In addition, he is a Director of Penske Corporation, Penske Truck Leasing, United Auto Group, Hino Trucks, and is Chairman of Penske Transportation Components. He joined Penske in 1986, holding positions as President, Executive Vice President and Chief Financial Officer of Penske Corporation, and President and Chief Executive Officer of Penske Motorsports, Inc. He is the founder and President of R.J. Peters & Company, a private equity and financial advisory firm.
Pamela E. Rodgers (45)	Director of INTERMET since 1999. Ms. Rodgers is President of Rodgers Chevrolet in Woodhaven, Michigan. Previously, she was President of Flat Rock Chevrolet-Oldsmobile. Ms. Rodgers serves on the boards of the Community Foundation for Southeastern Michigan, New Detroit, Inc., Harper Hospital, Alternative for Girls, and Michigan’s Children.
Gary F. Ruff (52)	Director of INTERMET since 2002. Dr. Ruff is President and Chief Executive Officer of INTERMET. Prior to his appointment as Chief Executive Officer on July 17, 2003, he served as INTERMET’s President and Chief Operating Officer from December 10, 2002 to July 17, 2003. Previously he served as Executive Vice President– Technical Services from July 2000 to December 2002. Dr. Ruff joined INTERMET in 1999. He has held numerous positions with General Motors, and in 1987 he joined CMI International serving as CTO, Executive Vice President and Director. Prior to joining INTERMET, Dr. Ruff held the position of President of North American Wheels and corporate Vice President of Hayes Lemmerz International, upon its acquisition of CMI. Dr. Ruff is a Trustee of the Foundry Educational Foundation.

      There is no family relationship between any director, executive officer, or any person nominated or chosen by INTERMET to become a director or executive officer.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE TO SERVE FOR THE TERM ELECTED, AND THE ENCLOSED PROXY WILL BE SO VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

COMPENSATION OF DIRECTORS

Standard Arrangements

      For 2003, directors who were not officers of the Company received $8,500 per quarter. Directors do not receive meeting fees for regularly scheduled Board and committee meetings and telephone Board and committee meetings. However, directors receive $1,000 for any special Board or committee meeting (defined as any meeting that takes place other than the afternoon before or the day of a Board meeting). In addition, committee chairpersons receive an additional $2,000 payment per year. Directors were reimbursed for all travel expenses associated with attending meetings.

Other Arrangements

      During 2003, four directors received a grant total of 20,000 stock options, having an exercise price of $3.570 per share, the market value of our common stock on the date of grant. The date of grant was February 6, 2003. These shares were granted under the 1997 Directors’ Stock Option Plan. Individual grants reported were: Julia D. Darlow– 6,000 options; Charles G. McClure– 6,000 options; Richard J. Peters– 6,000 options; and Pamela E. Rodgers– 2,000 options.

      The Board of Directors adopted the INTERMET Corporation 1997 Directors’ Deferred Compensation Plan on January 30, 1997. Pursuant to this plan, non-employee directors may elect to defer receipt of all or a specified portion of the cash payments due to them for their service as directors and to convert such cash payments into units of phantom stock representing the value of the Company’s common stock. The election must be made prior to the year of service in which the fees will be earned. Participants are entitled to receive payment of these deferred amounts (including deemed dividend amounts attributable to the units) after the end of their service as a director. The payments are to be made within 30 days in a lump sum, or annually over a five-year period, at the election of the participant.

      The Company’s policy is that after attaining the age of seventy, a director will retire from the Board at the next annual meeting. Further, an officer of the Company, other than the Chief Executive Officer, may not serve on the Board upon ceasing to be an officer. The Company does not provide retirement compensation and/or benefits for retired non-employee directors.

      The Company’s current practices have been implemented to maintain its on-going market competitiveness with respect to director compensation in order to attract and retain the best possible candidates for the Board. Additionally, the intent of its director compensation programs is to align the Board members’ actions with the long-term interests of the Company.

EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation we paid to the Named Executive Officers for 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation

					Other Annual
Name and Principal Position	Year	Salary	Bonus(1)		Compensation

John Doddridge	2003	$600,000	$—		$29,641
Chairman of the Board	2002	500,000	110,800		20,355
	2001	500,000	—		14,469
Gary F. Ruff	2003	425,000	—		20,345	(2)
President and Chief	2002	280,682	39,900		27,293	(2)
Executive Officer	2001	250,000	—		21,254	(2)
Robert E. Belts	2003	250,000	—		20,847	(4)
Vice President—Finance and	2002	89,231	19,850	(5)	2,831
Chief Financial Officer	2001	—	—		—
Terry C. Graessle	2003	230,000	—		18,013	(6)
Vice President—	2002	230,000	22,160		24,375	(6)
Sales and Marketing	2001	176,923	100,080	(7)	14,987	(8)
Alan J. Miller	2003	225,000	—		10,873
Vice President, General Counsel	2002	210,000	26,250		11,388
and Assistant Secretary	2001	210,000	—		4,946

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term
	Compensation Awards

			Securities
			Underlying
	Restricted		Options/SARs
	Stock		(No. of	All Other
Name and Principal Position	Award		Shares)	Compensation(9)

John Doddridge	$—		—	$18,896
Chairman of the Board	—		—	18,080
	—		50,000	15,764
Gary F. Ruff	234,000	(3)	100,000	17,434
President and Chief	—		50,000	16,244
Executive Officer	—		30,000	13,820
Robert E. Belts	—		15,000	16,040
Vice President—Finance and	62,925	(4)	20,000	653
Chief Financial Officer	—		—	—
Terry C. Graessle	—		10,000	15,877
Vice President—	—		15,000	15,877
Sales and Marketing	20,250	(6)	15,000	7,178
Alan J. Miller	—		10,000	15,836
Vice President, General Counsel	—		—	15,714
and Assistant Secretary	—		10,000	13,523

(1)	We have reported incentive compensation in this proxy statement in the year earned, rather than in the year paid.

(2)	On July 16, 2000, Dr. Ruff was granted 8,000 shares of restricted common stock having a value at the date of grant of $7.00 per share, for a total value as of the grant date of $56,000. These shares of restricted stock vest at the rate of 2,000 shares on each of the first, second, third and fourth anniversaries of the date of the grant, provided that Dr. Ruff is employed by the Company on the relevant vesting dates. On July 16, 2001, 2000 of the restricted shares vested, at which time the shares had a value of $5.00 per share for a total value of $10,000, which amount is included in “Other Annual Compensation” for 2001. On July 16, 2002, an additional 2000 of the restricted shares vested, at which time the shares had a value of $7.49 per share for a total value of $14,980, which amount is included in “Other Annual Compensation” for 2002. On July 16, 2003, an additional 2000 of the restricted shares vested, at which time the shares had a value of $3.79 per share for a total value of $7,580, which amount is included in “Other Annual Compensation” for 2003.

(3)	On July 17, 2003, Dr. Ruff was granted 60,000 shares of restricted common stock having a value at the date of grant of $3.90 per share, for a total value as of the date of grant of $234,000. These shares of restricted stock vest at the rate of 15,000 shares on each of the first, second, third and fourth anniversaries of the date of the grant, provided that Dr. Ruff is employed by the Company on the relevant vesting dates.

(4)	On August 19, 2002, Mr. Belts was granted 7,500 shares of restricted common stock having a value at the date of grant of $8.39 per share, for a total value of $62,925. These shares of restricted stock vest at the rate of 2,500 shares on each of the first, second and third anniversaries of the date of award, provided that Mr. Belts is employed by the Company on the relevant vesting dates. On August 19, 2003, 2,500 shares of the restricted shares vested, at which time the shares had a value of $3.90 per share for a total value of $9,750, which amount is included in “Other Annual Compensation” for 2003.

(5)	Mr. Belts received a one-time incentive bonus of $10,000 upon his acceptance of employment with the Company.

(6)	On March 26, 2001, Mr. Graessle was granted 6,000 shares of restricted common stock having a value at the date of the grant of $3.375 per share for a total value of $20,250. These shares of restricted stock vest at the rate of 2,000 shares on each of the first, second and third anniversaries of the date of the grant, provided that Mr. Graessle is employed by the Company on the relevant vesting dates. On March 26, 2002, 2,000 of the restricted shares vested, at which time the shares had a value of $6.60 per share for a total value of $13,200, which amount is included in “Other Annual Compensation” for 2002. On March 26, 2003, an additional 2,000 of the restricted shares vested, at which time the shares had a value of $3.80 per share for a total value of $7,600, which amount is included in “Other Annual Compensation” for 2003.

(7)	Represents a one-time incentive bonus of $100,080 paid to Mr. Graessle upon his acceptance of employment with the Company.

(8)	Mr. Graessle received a grant of 2,000 shares of unrestricted common stock having a value of $3.375 per share for a total value of $6,750 upon his acceptance of employment with the Company, which amount is included in “Other Annual Compensation” for 2001.

(9)	All other compensation consists of contributions to INTERMET’s Employee Stock Ownership Plan, matching contributions to INTERMET’s 401(k) Savings and Investment Plan and life insurance premiums paid for executives set forth in the following table.

			401(k)
			Matching	Life Insurance	Total Other
Name and Principal Position	Year	ESOP Contribution	Contribution	Premiums	Compensation

John Doddridge	2003	$—	$14,000	$4,896	$18,896
Chairman of the Board	2002	6,000	8,000	4,080	18,080
	2001	5,100	6,800	3,864	15,764
Gary F. Ruff	2003	—	14,000	3,434	17,434
President and Chief	2002	6,000	8,000	2,244	16,244
Executive Officer	2001	5,100	6,800	1,920	13,820
Robert E. Belts	2003	—	14,000	2,040	16,040
Vice President Finance and	2002	—	—	653	653
Chief Financial Officer	2001	—	—	—	—
Terry C. Graessle	2003	—	14,000	1,877	15,877
Vice President–	2002	6,000	8,000	1,877	15,877
Sales and Marketing	2001	—	6,000	1,178	7,178
Alan J. Miller	2003	—	14,000	1,836	15,836
Vice President, General	2002	6,000	8,000	1,714	15,714
Counsel and Assistant Secretary	2001	5,100	6,800	1,623	13,523

Option Grants

      Information on stock options granted during 2003 to the Named Executive Officers is shown below. We granted no stock appreciation rights during 2003, and none of our compensation plans for executive officers currently provide for the grant of stock appreciation rights.

Option/ SAR Grants in Last Fiscal Year

					Potential Realizable
	No. of				Value at Assumed
	Securities	Options/SARs			Annual Rates of Stock
	Underlying	% of Total			Price Appreciation for
	Options/	Granted to			Option Term(2)
	SARs	Employees	Exercise	Expiration
Name	Granted(1)	in 2003	Price	Date	5%	10%

John Doddridge	—	—	—	—	—	—
Gary F. Ruff	100,000	32.7%	$3.5700	02-06-13	$224,515	$568,966
Robert E. Belts	15,000	4.9%	3.5700	02-06-13	33,677	85,345
Terry C. Graessle	10,000	3.3%	3.5700	02-06-13	22,452	56,897
Alan J. Miller	10,000	3.3%	3.5700	02-06-13	22,452	56,897

(1)	25% of the options are exercisable on the first anniversary of the grant date, 50% are exercisable on the second anniversary of the grant date, 75% are exercisable on the third anniversary of the grant date and 100% are exercisable on the fourth anniversary of the grant date.

(2)	The values disclosed as “Potential Realizable Value” are not intended to be, and should not be interpreted as, representations or projections of the future value of our common stock or of the stock price.

Fiscal Year-End Values.

      Information with respect to unexercised options to purchase our common stock held by the Named Executive Officers at December 31, 2003 is shown below.

Fiscal Year-End Option Values

					Value of Unexercised
			No. of Shares Subject to		In-the-Money
			Unexercised Options/SARs		Options/SARs at
	Shares		Held at December 31, 2003		December 31, 2003
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John Doddridge	—	—	362,500	37,500	—	—
Gary F. Ruff	—	—	75,000	160,000	—	—
Robert E. Belts	—	—	5,000	30,000	—	—
Terry C. Graessle	—	—	11,250	28,750	—	—
Alan J. Miller	—	—	32,625	16,875	—	—

Securities Authorized for Issuance.

      Securities authorized for issuance under equity compensation plans at December 31, 2003 are as follows:

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	the exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in the first column)

Equity compensation plans approved by security holders	1,794,475	$8.17	973,133
Equity compensation plans not approved by security holders	—	—	—

Total	1,794,475		973,133

EMPLOYMENT CONTRACTS

Mr. Doddridge

      Mr. Doddridge serves as Chairman of the Board pursuant to an employment agreement dated September 1, 1995. The initial term of Mr. Doddridge’s employment agreement ran through December 31, 1997. However, beginning on December 31, 1995, the contract term automatically extended on a daily basis such that the remaining term is never less than two years, unless notice is provided by either Mr. Doddridge or the Company that the agreement is not to be further extended. On January 2, 2003, Mr. Doddridge’s employment contract was amended to provide that, among other things, and except in the case of a termination without Cause or for Good Reason as discussed below, the term of his employment agreement will expire on January 2, 2005.

      If the Company terminates Mr. Doddridge’s employment without Cause (as defined in the employment agreement) or if he terminates employment for Good Reason (as defined in the employment agreement) prior to the end of the contract term, he would be entitled to a payment equal to the sum of (1) his accrued but unpaid salary, earned bonus and other earned benefits through the date of termination, (2) an amount equal to his annual base salary which would have been payable through the end of the contract term, (3) an amount equal to the annual bonus paid for the fiscal year immediately prior to the date of termination multiplied by a fraction where the numerator is the number of full years and portions of years between the termination date and the end of the contract term, and the denominator is the total number of years in the contract term, and (4) the amount (if any) of unvested benefits under any profit sharing plan, retirement plan, ESOP or any other plan which would otherwise be forfeited on account of his employment being terminated.

      In the event of a Change in Control (as defined in the employment agreement), and if Mr. Doddridge is subsequently terminated by the Company (or successor company) without Cause or terminates his employment for Good Reason, he would be entitled to the same payments and benefits as described in the previous paragraph. In addition, Mr. Doddridge would have the option of terminating his employment for Good Reason any time during the six-month period following a Change in Control.

      In the event Mr. Doddridge is terminated for Cause (as defined in the employment agreement) by the Company, he would receive all accrued salary, earned bonus compensation, vested long-term incentive compensation and other benefits through the date of termination, but would receive no other severance benefits.

      Upon Mr. Doddridge’s retirement from the Company, he will be entitled to a retirement benefit equal to one full year of his final annual base salary for each three continuous years of employment. This benefit will be pro-rated for any period of less than three years. The benefit is payable in a lump sum upon Mr. Doddridge’s retirement. This benefit would also be payable to Mr. Doddridge in the event of his termination without Cause or for Good Reason.

      Mr. Doddridge’s employment agreement contains restrictive covenants pursuant to which Mr. Doddridge has agreed not to compete with the Company during the period of his employment and following termination of his employment for a period of one year, except in the event of termination without Cause or for Good Reason or termination for any reason during the two-year period following a Change in Control.

Dr. Ruff

      Dr. Ruff serves as President and Chief Executive Officer pursuant to an employment agreement dated July 23, 2003. The term of Dr. Ruff’s employment agreement runs through the third anniversary of the Agreement. However, it is automatically extended on a daily basis such that the remaining term is never less than three years, unless notice is provided by either Dr. Ruff or the Company that the agreement is not to be further extended.

      If the Company terminates Dr. Ruff’s employment without Cause (as defined in the employment agreement) or if he terminates employment for Good Reason (as defined in the employment agreement) prior to the end of the contract term, he would be entitled to a payment equal to the sum of (1) his accrued but unpaid salary, earned bonus and other earned benefits through the date of termination, (2) an amount equal to two times his annual base salary and bonus, and (3) the amount (if any) of unvested benefits under any profit sharing plan, retirement plan, ESOP or any other plan which would otherwise be forfeited on account of his employment being terminated.

      In the event of a Change in Control (as defined in the employment agreement), and if Dr. Ruff is subsequently terminated by the Company (or successor company) without Cause within twelve months, or terminates his employment for Good Reason within twelve months, he would be entitled to three times his annual base salary and bonus.

      In the event Dr. Ruff is terminated for Cause (as defined in the employment agreement) by the Company, he would receive all accrued salary, earned bonus compensation, vested long-term incentive compensation and other benefits through the date of termination, but would receive no other severance benefits.

      Upon Dr. Ruff’s retirement from the Company, he will be entitled to a retirement benefit equal to one full year of his final annual base salary for each three continuous years of employment. This benefit will be pro-rated for any period of less than three years. The benefit is payable in a lump sum upon Dr. Ruff’s retirement. This benefit would also be payable to Dr. Ruff in the event of his termination without Cause or for Good Reason.

      Dr. Ruff’s employment agreement contains restrictive covenants pursuant to which Dr. Ruff has agreed not to compete with the Company during the period of his employment and following termination of his employment for a period of two years, except in the event of termination without Cause or for Good Reason or termination for any reason during the two-year period following a Change in Control.

Other Executives

      The Company has entered into employment agreements with certain other executive officers, including all of the Named Executive Officers. All agreements have a twelve-month contract term and automatically extend on a daily basis such that the remaining term is never less than one year.

      The employment agreements provide that if the Company terminates an executive’s employment without Cause (as defined in the employment agreements) or if the executive terminates employment for Good Reason (as defined in the employment agreements) prior to the end of the contract term, he or she would be entitled to (1) in a lump sum, an amount equal to the executive’s accrued but unpaid base salary as of the date of termination and any unpaid annual bonus from the prior annual bonus period, (2) in monthly payments, the executive’s base salary and benefits (if any) payable through the end of the contract term, and (3) following the annual bonus period during which the date of termination occurs, a pro-rata portion of the annual bonus payable in accordance with company policy.

      If employment is terminated without Cause or for Good Reason following a Change in Control (as defined in the employment agreements), an executive is entitled to the same payments, except that the base salary and benefits continue for a period of two years following the date of termination.

      In the event an executive officer is terminated for Cause (as defined in the employment agreements), he or she would receive all accrued salary, earned bonus compensation, vested long-term incentive compensation and other benefits through the date of termination, but would receive no other severance benefits.

      The executive employment agreements contain non-compete covenants effective during employment and following termination for a period of one year, except in the event of termination without Cause or for Good Reason or termination for any reason during the two-year period following a Change in Control.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Committee Responsibilities

      The Compensation and Human Resources Committee is comprised of four independent directors. Committee responsibilities, with respect to the compensation of key executives of the Company and its subsidiaries, include reviews and recommendations relative to the following elements:

•	Succession planning of the Company’s critical human capital resources;

•	Base salary levels of the key executive officers of the Company;

•	The Company’s annual bonus and profit sharing compensation plan for key executives;

•	The Company’s stock-based compensation;

•	The Company’s 401(k) Savings and Investment Plan and the Employee Stock Ownership Plan Trust;

•	Employment agreements and amendments thereof; and

•	The process and substance of other aspects of compensation.

      The Committee monitors market practices and trends, and makes revisions as necessary, to ensure that the Company’s programs (1) are adequate to attract, retain and motivate the best possible executive talent and (2) benefit the long-term interests of the Company and its shareholders.

      For additional information on the responsibilities of the Compensation and Human Resources Committee, see the discussion regarding the Compensation and Human Resources Committee under the heading Corporate Governance Matters elsewhere in this proxy statement.

Overall Compensation Philosophy

      The Company’s underlying compensation philosophy is to link key executive compensation to corporate performance and returns to shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified performance goals and to appreciation in the Company’s common stock price. The three concepts, outlined below, are the foundation of the Company’s compensation philosophy:

      Pay for Performance. In 2003, the Company continued to link a significant portion of key executive compensation to incentive pay, or pay for performance. The Company emphasizes variable, at-risk compensation that is dependent upon the employees’ level of success in meeting specified Company goals.

      Target Ownership and Equity Orientation. To properly align employee and shareholder interests, equity-based plans represent a fundamental component of the at-risk portion of total compensation. Consistent with this philosophy, the Company strongly encourages its key executives to establish and maintain target stock ownership levels equal to the following: (a) the Chief Executive Officer shall maintain a minimum of four times base salary; (b) members of the Company’s Operating Committee (which consists of certain members of the Company’s senior management) shall maintain a minimum of three times base salary; and (c) other senior management executives shall maintain a minimum of two times base salary in Company stock. Additionally, the key executives are strongly encouraged to achieve this target ownership level as soon as possible. The emphasis on key executive stock ownership will further align the interests of the Company’s executives and its shareholders.

      Management Development. The Company’s compensation opportunities are structured to attract, retain and motivate those key executives who are proficient in maximizing shareholder value.

      The basic elements of INTERMET’s executive compensation packages are base salary, annual incentive compensation and long-term incentive compensation. The Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the total compensation package for each individual, including pension benefits, severance plans, insurance and other benefits.

IRC § 162(m)

      The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”), regarding qualifying compensation paid to the Company’s executive officers in structuring compensation arrangements for 2003. The Company’s executive officers have an opportunity to earn annual bonuses under the Company’s Profit Sharing Plan, which is designed to satisfy the requirements of Section 162(m).

Base Salaries

      Individual salaries for specified executives are reviewed annually and recommendations for adjustments are made to the Board by the Chief Executive Officer based on individual responsibilities, performance over time and the Committee’s judgment of overall Company financial performance.

      In 2003, the Company’s approach to the base compensation for its key executives was to continue to generally hold base salaries below industry peer group averages. The Company determines competitive market average compensation by using published survey sources and market studies of comparably sized companies competing within the same markets. The combined efforts of holding base salary levels below market levels and incorporating modest merit increases going forward, continues to allow the Company to control the fixed portion of its compensation costs over time, while placing increased emphasis on the “at-risk” components, or annual and long-term incentive compensation, as discussed below.

Annual Incentive Compensation

      Every annual incentive payout to key executives depends on results, not efforts.

      2003 marked the ninth year of the Company’s Profit Sharing Plan for key executive members of the Operating Committee. The purpose of this Plan is to provide an incentive compensation system, which rewards corporate operating management proportionately to the profitability of the Company. Under the Plan, participants normally receive a percentage of audited annual pre-tax earnings of the Company, before minority interests and corporate profit sharing adjustments.

      The purpose of the Plant General Manager Profit Sharing Plan, also in its ninth year, is to provide incentives that reward Plant General Managers proportionately to the plant profitability, as measured by pre-tax profit, since the performance of these individuals significantly impacts total corporate results. The incentive amount received by each participant is paid in cash at the end of each year.

      Subject to approval by the Committee, certain key executives were allowed to purchase Restricted Share Units with all or a portion of their earnings under the Company’s Profit Sharing Plan, pursuant to the Company’s Restricted Share Unit Award Plan adopted by the Board on February 1, 2001. Restricted Share Units so purchased by the executive were valued at the fair market value per share of the Company’s common stock at the date of the grant, and are equivalent in all respects to shares of the Company’s common stock, except for ownership rights. In addition, the executive was simultaneously awarded, at no cost to the executive, a number of additional Restricted Share Units, equal to the number of Restricted Share Units purchased by the executive. Each Restricted Share Unit entitled the executive to one share of Company common stock, provided that the executive remained in active employment by the Company for a required vesting period. Fifty percent of the Restricted Share Units awarded in 2001 under this plan vested on February 1, 2002. The remaining Restricted Share Units vested on February 1, 2003.

Long-Term Incentive Compensation

      The Company maintains, for key executives and management, certain stock-based compensation plans, which allow the Committee to award the individuals it selects, stock awards, restricted stock awards, incentive stock options and non-qualified stock options. Awards under this stock-based compensation directly link potential participant rewards to increases in shareholder value.

      The Company historically has provided the majority of its stock-based compensation in the form of stock options. Stock options are granted with an exercise price equal to the market price of INTERMET’s common stock on the date of grant and become exercisable over a four-year period. This approach is designed to encourage the creation of shareholder value and the retention of the executives over the long term, as this element of the compensation package has value only to the extent that stock price appreciation occurs.

      The purpose of the Executive Stock Option and Incentive Award Plan is to reward key executives and managers only when the shareholders are rewarded. This permits the grant of non-qualified stock options, incentive stock options, restricted stock and stock awards to key executives and managers. The Committee granted 305,500 stock options under the Plan with an exercise price of $3.570, the fair market value of INTERMET’s common stock on the date of grant, which was February 6, 2003.

Chief Executive Officer Compensation

      Mr. Doddridge served as the Company’s Chief Executive Officer during 2003 until July 17, 2003. He continues to serve as Chairman of the Board. Mr. Doddridge’s base salary for 2003 was $600,000, as established in his employment agreement, and was based on median market levels as determined by competitive market data and the other criteria discussed above under “Base Salaries”.

      Dr. Ruff served as the Company’s Chief Executive Officer and President from July 17, 2003 to the present. Dr. Ruff’s base salary for the period of July 2003 to December 2003 was $450,000. Under his agreement, Dr. Ruff’s base salary is subject to an increase on the anniversary of his election to the position of Chief Executive Officer.

      Mr. Doddridge’s annual incentive opportunity is 1.0% of audited annual pre-tax earnings before minority interests and corporate profit sharing adjustments. This award is determined by the same criteria discussed above under “Annual Incentive Compensation”.

      Dr. Ruff’s annual incentive opportunity is 0.8% of audited annual pre-tax earnings before minority interests and corporate profit sharing adjustments for the period of one year beginning July 17, 2003. On the one-year anniversary, the annual incentive opportunity will be increased to 1.0%. This award is determined by the same criteria discussed above under “Annual Incentive Compensation”.

Benefits

      The Company provides benefits to most salaried employees, including medical, dental, short and long-term disability, accidental death and dismemberment, life insurance and dependent life insurance. The Company also has a medical reimbursement plan available to the Named Executive Officers and other key employees that compensates them for certain medical expenses not covered by the regular group insurance programs.

Retirement Plans

      The Company has a two-part retirement program consisting of a 401(k) Savings and Investment Plan and an Employee Stock Ownership Plan, available to most eligible salaried employees, including the Named Executive Officers.

      The 401(k) Savings and Investment Plan permits eligible salaried employees to contribute a portion of their compensation, subject to a specified limit, and invest it in one or more of seven investment alternatives offered through the Plan. The Company matches an individual’s contribution up to 4% of pay at a rate of fifty cents for each dollar contributed. At the end of the year, the Company makes an added contribution to the individual’s account of an amount equal to 2% of the individual’s annual compensation, subject to certain limitations.

      The Employee Stock Ownership Plan purchases common stock of the Company for its eligible salaried employees. The Company has in the past contributed an amount equal to 3% of the individual’s wages or salary. The contribution for 2003 that would have been made in this Plan was made instead as a base contribution to the 401(k) Savings and Investment Plan and Trust.

      The Company also maintains certain defined contribution plans that cover employees of business units that have been acquired. These plans do not cover any executive officers of the Company.

      In December 1999, the Company established the INTERMET Corporation Deferred Compensation Plan for the benefit of certain key management employees. The Plan was adopted to recognize the value of the past and present services of key employees and to encourage their continued service by making provisions for their future retirement security. Participants in the plan can elect to defer payment of a portion of regular compensation and/or performance bonus (if any) up to $200,000 for the year.

Other Awards

      The Company provides automobiles or car allowances for certain key employees including executives and sales personnel. When these are used for personal rather than business needs, the Company determines the cost of that use and includes that amount on the W-2 form sent to the Internal Revenue Services.

      The Company has a salary continuation plan in the event of the death of certain key executives. Salary is paid for one year following the death of the Chairman or President of the Company and nine months for other executive officers of the Company.

Conclusion

      Through the programs described above, a significant portion of the Company’s executive compensation is linked directly to corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the business cycle from time-to-time may result in an imbalance for a particular period.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

John R. Horne — Chairman

John P. Crecine
Thomas H. Jeffs II
Charles G. McClure

AUDIT COMMITTEE REPORT

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. All members of the Committee are independent as required by current Nasdaq listing standards. The Committee operates pursuant to a Charter that was last revised and adopted by the Board of Directors on April 16, 2003. The Committee reviews the Charter on an annual basis, and intends to amend it as required to comply with current and anticipated laws, regulations and listing requirements, and to ensure that it continues to appropriately reflect the Committee’s responsibilities. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

      In the performance of its oversight function, the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2003 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Committee has discussed with the independent auditors their independence from the Company, including the matters contained in the written disclosures required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and has considered whether the provision of any non-audit services by the independent auditors is compatible with maintaining their independence.

      Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s outside auditors are in fact independent.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Norman F. Ehlers — Chairman

John P. Crecine
Richard J. Peters
Pamela E. Rodgers

SHAREHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on INTERMET’s common stock against the cumulative total return of the Russell 2000 Index and the cumulative total return for a group of companies. The old peer group consists of Amcast Industrial Corporation, American Axle & Manufacturing Holdings Inc., Atchison Casting Corp., Borg-Warner Automotive Inc., and Hayes Lemmerz International, Inc. The new peer group consists of Amcast Industrial Corporation, Borg-Warner Automotive Inc., Hayes Lemmerz International, Inc., Tower Automotive Inc., and Worthington Industries Inc. This graph covers a period of five years commencing on December 31, 1998 and ending December 31, 2003.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG INTERMET CORPORATION, THE RUSSELL 2000 INDEX
AND TWO PEER GROUPS

*	$100 INVESTED ON 12/31/98 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Julia D. Darlow, a director and nominee, was a non-voting consulting member of the law firm of Dickinson Wright PLLC during 2003. The Company retained Dickinson Wright PLLC as its counsel in various matters during 2003 and proposes to retain the firm during 2004. Ms. Darlow was not involved in representing INTERMET on any legal matters during 2003.

      Charles G. McClure, a director and nominee, is Chief Executive Officer and President of Federal-Mogul Corporation. During 2003, INTERMET sold approximately $2.0 million in products to Federal-Mogul Corporation, and expects to continue to sell products to Federal-Mogul Corporation during 2004.

      John R. Horne, a director and nominee, was formerly Chairman of the Board of Navistar International Corporation. During 2003, INTERMET sold approximately $600,000 in products to Navistar International Corporation, and expects to continue to sell products to Navistar Corporation during 2004.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

      On October 1, 2001 Federal-Mogul Corporation filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Charles G. McClure, a director of the Company, was Chief Operating Officer and President of Federal-Mogul Corporation from January 11, 2001 to July 11, 2003 and has been Chief Executive Officer and President of Federal-Mogul Corporation since that date.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. It is the Company’s practice to prepare and file stock ownership reports on behalf of the Company’s directors and officers. Due to an oversight at the Company, two Form 4 filings were not made on a timely basis with respect to certain units of phantom stock that accrued to Mr. Jeffs during 2003 under the 1997 Directors’ Deferred Compensation Plan. Those two Form 4 filings should have been made on October 17, 2003 and February 7, 2004. These acquisitions of phantom stock were reported on Form 5 on February 9, 2004.

CORPORATE GOVERNANCE MATTERS

Director Independence

      Our Board is currently composed of eleven (11) directors, nine of whom our Board has determined to be independent within the meaning of the Nasdaq listing standards. These nine directors are Ms. Darlow, Ms. Rodgers and Messrs. Crecine, McClure, Ehlers, Jeffs, Horne, Nawrocki and Peters. As part of such determination of independence, our Board has affirmatively determined that none of such nine directors have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Our President and Chief Executive Officer, and our Chairman of the Board, are currently the only two (2) members of management serving as a director.

Committees of the Board and Attendance at Meetings

      We have established four committees of the Board, consisting of an Audit Committee, a Compensation and Human Resources Committee, a Corporate Governance Committee and a Finance Committee. Each of these committees is responsible to the full Board and the activities of each committee are therefore generally subject to the approval of the Board.

Audit Committee

      The Audit Committee is comprised of Messrs. Ehlers (Chair), Crecine, Peters and Ms. Rodgers. The Board has determined that all members of the Audit Committee are independent within the meaning of Nasdaq listing standards. The Board has also determined that Mr. Peters meets the Securities and Exchange Commission’s definition of audit committee financial expert. The functions of the Audit Committee include selecting the Company’s independent auditors and approving all audit services and non-audit services to be performed by the independent auditors, and providing assistance to the other directors in fulfilling their responsibilities relating to oversight of the Company’s accounting and financial reporting process. During fiscal 2003, there were four regular meetings of the Audit Committee.

      The Audit Committee operates under a written charter adopted by our Board, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of Nasdaq. The Charter is reviewed regularly to ensure continued compliance with these requirements. A copy of the Charter of the Audit Committee is attached to this proxy statement as Appendix A.

Compensation and Human Resources Committee

      The Compensation and Human Resources Committee is comprised of Messrs. Horne (Chair), Crecine, Jeffs and McClure. The Board has examined the Compensation Committee’s composition and determined that all members of the Compensation and Human Resources Committee are independent within the meaning of Nasdaq listing standards. The functions of the Compensation Committee include, among other things, setting the compensation for executive officers and other key personnel. For additional information on the responsibilities of this committee, see the “Compensation and Human Resources Committee Report On Executive Compensation” included elsewhere in this proxy statement. During fiscal 2003, there were three regular meetings of the Compensation and Human Resources Committee.

Corporate Governance Committee

      The Corporate Governance Committee was newly established by the Board during 2003, and is comprised of Ms. Darlow (Chair), Ms. Rodgers and Messrs. Horne and Jeffs. The Board has determined that all members of the Corporate Governance Committee are independent within the meaning of Nasdaq listing standards. The functions of the Corporate Governance Committee include providing assistance to the Board in matters of corporate governance by developing, reviewing, monitoring and making recommendations to the Board concerning corporate governance policies and practices. In addition, the Corporate Governance Committee has the responsibility for reviewing the qualifications of candidates for election to the Board and reporting its findings and recommendations regarding such nominations to the Board. During fiscal 2003, there was one regular meeting of the Corporate Governance Committee.

      The Corporate Governance Committee operates under a written charter, which is periodically reviewed and reassessed. A copy of the Charter of the Corporate Governance Committee is attached to this proxy statement as Appendix B.

Finance Committee

      The Finance Committee is comprised of Messrs. Peters (Chair), Ehlers, McClure and Ms. Darlow. The functions of the Finance Committee include review of the company’s financial position, including its financing and capital structure, and evaluation of the Company’s financial performance. During fiscal 2003, the Finance Committee held four regular meetings.

Nominations Process

      The Company’s Corporate Governance Committee has the responsibility for reviewing the qualifications of candidates for election to the Board and reporting its findings and recommendations regarding such nominations to the Board. Although the Corporate Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include a background sufficient to permit the candidate to have a basic understanding of the Company’s business operations. The committee will also take into account a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, industry knowledge and other relevant factors. There will not be any differences between the manner in which the Corporate Governance Committee evaluates a nominee recommended by a shareholder and the manner in which the committee evaluates nominees recommended by other persons.

      The Company has adopted a policy pursuant to which a shareholder who has owned at least five (5) percent of the Company’s outstanding shares of common stock for at least two years may recommend a director candidate for consideration by the Corporate Governance Committee when there is a vacancy on the Board of Directors, either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be made in writing addressed to the Company’s Secretary at the Company’s principal executive offices and must be received at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement.

Board Meetings

      During fiscal 2003, our Board held seven regular meetings. Each director attended at least 75% of all meetings of the Board and of each committee of the Board on which he or she served.

Communications with the Board of Directors

      Shareholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the company’s Secretary at the company’s principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

Director Attendance at Annual Meeting

      The Company has adopted a policy, effective beginning with the 2004 annual meeting, that each director should attend each annual meeting of shareholders. Seven of the Company’s directors were present at last year’s annual meeting of shareholders held on April 16, 2003.

Code of Conduct

      We have adopted a Code of Conduct that is applicable to all of our directors, officers and employees. A copy of our Code of Conduct is available on our website at www.intermet.com.

APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as INTERMET’s independent auditors for 2004, subject to ratification by shareholders.

      Ernst & Young LLP was INTERMET’s principal independent auditor for 2003. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote on this proposal at the annual meeting will constitute ratification of the appointment of Ernst & Young LLP. If not so ratified by the shareholders, the Audit Committee will reconsider the selection.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2, AND THE ENCLOSED PROXY WILL BE SO VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

Audit Fees

      During the last two fiscal years, Ernst & Young LLP has billed INTERMET the following fees for its services:

	Fiscal Year Ending
	December 31,

	2002	2003

Audit Fees(1)	$1,031,049	$1,157,593
Audit Related Fees(2)	$116,075	$214,215
Tax Fees(3)	$187,174	$371,523
All Other Fees(4)	$4,846	$5,000

(1)	Fees for audit services include fees associated with the annual audit, review of the Company’s quarterly reports on Form 10-Q, and statutory audits. Audit fees for 2002 includes $195,830 related to registration of the Company’s senior note offering in June 2002.

(2)	Audit related services includes benefit plan audits, assistance with reporting and regulatory requirements and consultation on accounting and reporting matters.

(3)	Tax fees includes domestic and international tax compliance, tax advice and tax planning.

(4)	All other fees includes advisory services provided for compensation disclosure in proxy.

100% of the services for 2003 were approved by the Audit Committee.

Audit Committee Pre-Approval Policy

      The Audit Committee has adopted a policy for the pre-approval of all audit, audit related and tax services, and permissible non-audit services provided by the independent auditors. The policy provides for an annual review of an audit plan and budget for the upcoming annual financial statement audit, and entering into an engagement letter with the independent auditors covering the scope of the audit and the fees to be paid. The Audit Committee may also from time-to-time review and approve in advance other specific audit, audit related or permissible non-audit services. In addition, the Audit Committee may from time-to-time give pre-approval for audit services, audit related services, tax services or other non-audit services by setting forth such pre-approved services on a schedule containing a description of, budget for, and time period for such pre-approved services. The policy requires that the Audit Committee be informed of each service. The Chairman of the Audit Committee has been delegated the authority to approve or pre-approve services to be provided by the independent auditors, provided that the Chairman reports any approval or pre-approval decisions to the Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS

      In accordance with the provisions of Rule 14a-8(e) of the Securities and Exchange Commission, any shareholder proposal intended for inclusion in the proxy material for INTERMET’s 2005 Annual Meeting must be received by November 2, 2004 in order to be eligible for inclusion in the proxy statement and form of proxy for that meeting. Notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by INTERMET less than 60 days or more than 90 days prior to the date of the meeting. The persons named in proxies solicited by INTERMET’s Board for its Annual Meeting of Shareholders to be held in 2005 may exercise discretionary voting power with respect to any such proposal as to which INTERMET does not receive timely notice. To ensure prompt receipt, proposals should be sent certified mail, return receipt requested.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      INTERMET’s management knows of no matters, other than those stated above, that are to be brought before the meeting. If any other matter is presented for consideration and voting, the persons named as proxies in the enclosed proxy intend to vote the proxy in accordance with his or her judgment of INTERMET’s best interest.

Appendix A

INTERMET CORPORATION

AUDIT COMMITTEE CHARTER

Organization and Composition

      The Audit Committee will consist of at least three financially literate directors appointed by the full Board who are independent in accordance with applicable laws, regulations and listing requirements. At least one member of the Audit Committee will be an audit committee financial expert as determined by the full Board in accordance with applicable laws, regulations and listing requirements.

General Statement of Purpose

      The Audit Committee will provide assistance to the other directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee will perform such other functions as are required by applicable laws, regulations and listing requirements.

Specific Responsibilities

      In carrying out its responsibilities, the Audit Committee’s policies and procedures will remain flexible in order to best react to changing conditions and to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are of high quality and in accordance with all requirements.

      In carrying out its responsibilities, the Audit Committee will:

•	Obtain the approval of this Charter by the full Board and review and reassess this Charter as conditions dictate or at least annually.

•	Appoint the outside auditors and determine the compensation of the outside auditors.

•	Have an understanding with the outside auditors that they report to and are accountable to the Audit Committee, and that the Audit Committee has the authority and responsibility for their selection, engagement, compensation, evaluation, and if appropriate, termination.

•	Meet with the outside auditors and financial management of the company to review, in advance, the scope of the proposed audit and timely reviews for the current year, and the procedures to be utilized and their relevance to operations controls, and at the conclusion thereof, review such audit or review, including any comments or recommendations of the independent auditors.

•	Review and approve, in advance, any proposed non-audit services to be undertaken by the outside auditors, provided that such services are permitted by applicable laws, regulations and listing requirements. The Chairman of the Audit Committee may review and pre-approve any proposed non-audit services, provided that any pre-approved services will be reviewed by the full Audit Committee at its next regularly scheduled meeting.

•	Review periodically with the outside auditors and Company management the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

•	Review periodically the state of the Company’s compliance with legal and regulatory requirements and review any legal or regulatory matters that may have a material effect on the Company’s financial position or reputation.

A-1

•	Review the Company’s internal audit function, including its reporting obligations, the proposed audit plans and the coordination of such plans with the outside auditors.

•	Inquire of the Company’s management and the outside auditors about significant risks or exposures and assess the steps management has taken to minimize such risks.

•	Review with management and the outside auditors the financial statements to be contained in the annual report to shareholders and discuss with them their judgment about the quality, appropriateness of accounting principles, reasonableness and clarity of the information contained in the financial statements.

•	Review with management and the outside auditors the Company’s interim financial statements to be contained in quarterly or other reports and discuss with the outside auditors any issues raised by their review of the interim financial statements.

•	Provide for regular meetings and communications with the outside auditors. Provide appropriate opportunity for the outside auditors to meet with the Audit Committee without members of management present. Provide open accessibility for the outside auditors to discuss any matters with the Audit Committee or any member of the Audit Committee as the outside auditors may deem appropriate.

•	If necessary and appropriate, retain outside advisors to assist the Audit Committee in performing its functions, and determine the compensation of such advisors.

•	Prepare an annual report for inclusion in the Company’s proxy statement as required by applicable laws, regulations and listing requirements.

•	Require that the outside auditors provide to the Audit Committee annually in connection with the audit, a formal written statement delineating all relationships between the outside auditors and the Company consistent with Independence Standards Board Standard No. 1. Engage in a discussion with the auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors.

•	Investigate any matter brought to the attention of the Audit Committee within the scope of its responsibilities, and at the Company’s expense retain and determine funding for outside counsel or other advisors to assist in any such investigation.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential and anonymous submission by employees of concerns about questionable accounting or auditing matters. Receive, review and decide on any waivers of the Company’s code of conduct for directors or executive officers.

•	Regularly report to the full Board with respect to matters considered at meetings of the Audit Committee or otherwise coming to the attention of the Audit Committee.

A-2

Appendix B

INTERMET CORPORATION

CORPORATE GOVERNANCE COMMITTEE CHARTER

Organization and Composition

      The Corporate Governance Committee of the Board of Directors will consist of at least three directors appointed by the full Board who are independent in accordance with applicable laws, regulations and listing requirements.

Purpose

      The Corporate Governance Committee will provide assistance to the Board of Directors in matters of corporate governance by developing, reviewing, monitoring and making recommendations to the Board concerning corporate governance principles, policies, practices and procedures and by reviewing and making recommendations to the Board concerning the Board’s performance of its duties.

Specific Responsibilities

      In carrying out its responsibilities, the Committee shall:

•	Obtain the approval of the Committee Charter by the Board of Directors; review the Charter and Committee effectiveness at least annually.

•	Monitor significant corporate governance issues, emerging trends and best practices.

•	Develop and recommend to the Board a set of corporate governance principles for the Company in compliance with applicable law and Nasdaq listing requirements; review these principles and Company corporate governance policies, practices and procedures, including its Code of Conduct, at least annually; recommend changes to the Board as needed.

•	Review periodically the state of the Board’s compliance with Company corporate governance principles and polices, practices and procedures and legal and regulatory requirements applicable to corporate governance; review as needed any particular issues of Board compliance that may arise.

•	Receive, review and decide on any waivers of the Company’s code of conduct for any director.

•	Review and report to the Board on the independence of its members at least annually; review Board conflict of interest issues as needed.

•	Develop, recommend to the Board and review at least biannually a program of director orientation and education.

•	Evaluate and report to the Board concerning Board, Committee and director performance on a regularly scheduled basis.

•	In consultation with the Chief Executive Officer and the Board Chairman, recommend committee assignments and appointments of chairpersons.

•	Identify candidates and review the qualifications of candidates for the Board, recommended for nomination and report its findings and recommendations regarding such nominations to the Board.

•	Regularly report to the Board with respect to matters considered at meetings of the Committee or otherwise coming to the attention of the Committee.

B-1

INTERMET CORPORATION
5445 Corporate Drive
Suite 200
Troy, MI 48098-2683

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Gary F. Ruff and Alan J. Miller, or either of them with power of substitution in each, the proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of INTERMET CORPORATION (the “Company”) to be held on April 15, 2004, and any adjournment thereof. Receipt of the notice of annual meeting of shareholders and of the proxy statement is hereby acknowledged.

1.	Election of directors

John Doddridge; John P. Crecine; Julia D. Darlow; Norman F. Ehlers; John R. Horne; Thomas H. Jeffs II; Charles G. McClure; Richard A. Nawrocki; Richard J. Peters; Pamela E. Rodgers; Gary F. Ruff.

☐ FOR all nominees for director listed above

☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual write that nominee’s name on the space provided below.

2. Appointment of Ernst & Young LLP as the independent auditors of the Company for 2004.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY, “FOR” APPOINTMENT OF THE INDEPENDENT AUDITORS, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign this Proxy exactly as name appears on your stock certificate.

Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.

Date:

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.